EXHIBIT 99.5

CONTACT:
Julie Ames	Trista Morrison
CancerVax Corporation	Atkins + Associates
Director, Corporate Communications	Media & Investor Relations
760-494-4252	858-527-3490

NOVEL CANCER COMPOUND TARGETING EGFR PATHWAY DEMONSTRATES
POSITIVE PHASE 1/2 CLINICAL TRIAL RESULTS

Data Presented at ASCO Annual Meeting Regarding Product Candidate for Which CCancerVax
Corporation is Seeking License

Carlsbad, CA – June 7, 2004 – CancerVax Corporation (NASDAQ: CNVX) announced today that data from Phase 1/2 clinical trials of an investigational specific active immunotherapeutic product candidate (SAI-EGF) that targets the epidermal growth factor receptor signaling pathway (EGFR), were presented on June 7, 2004 during the American Society of Clinical Oncology 2004 Annual Meeting in New Orleans, Louisiana.

CancerVax has signed non-binding letters of intent with CIMAB, S.A., a Cuban company, and YM Biosciences, Inc., a Canadian company, relating to the license of SAI-EGF and two other specific active immunotherapeutic product candidates targeting the EGFR signaling pathway for the treatment of cancer. CancerVax has submitted a license application to the United States Department of Treasury’s Office of Foreign Assets Control seeking approval to enter into definitive license agreements for this technology, and plans to execute the license agreements for this technology as soon as such approval is received. The Company’s license application is currently being reviewed, but there can be no assurance that such a license will be granted.

Two posters were presented summarizing early-phase clinical data that indicate treatment with SAI-EGF was well-tolerated, resulted in measurable immune responses, and may increase survival in patients with advanced-stage non-small-cell lung cancer (NSCLC). The first poster, entitled “Vaccination with Epidermal Growth Factor (EGF) for Non Small Cell Lung Cancer (NSCLC) Therapy: Preliminary Results from a Randomized Phase II Clinical Trial,” T. Crombet, et al., summarized preliminary results of a trial in which 50 advanced-stage NSCLC patients received first line chemotherapy, and then were randomized to treatment with SAI-EGF or best supportive care. At this phase of the study, the authors reported survival was significantly greater (p<0.05) in patients receiving SAI-EGF compared with randomized controls (mean: 19.54 vs. 13.35 months, respectively; median: 17.33 vs. 10.27 months, respectively). In addition, a significant survival benefit (p<0.006) was reported in patients with a good antibody response, defined as at least 1:4000 anti-EGF antibody titers and a fourfold increase in anti-EGF antibody titers from baseline, compared with patients with a lesser antibody response (mean: 23.93 vs. 13.07 months, respectively; median: not reached vs. 10.53 months, respectively).

A second poster, entitled “Therapeutic Vaccination with Epidermal Growth Factor (EGF) in Advanced Lung Cancer: Analysis of Pooled Data from Three Clinical Trials,” G. Gonzalez, et al., summarized data from three pilot Phase 1/2 clinical studies evaluating a total of 75 patients with advanced-stage NSCLC who received SAI-EGF. It was reported that immunized patients experienced a significant increase in survival compared to non-randomized control patients with a history of late-stage NSCLC who did not receive SAI-EGF (mean: 9.13 vs. 4.85 months, respectively; median: 12.43 vs. 4.83 months, respectively). Further, reduction of serum EGF concentration to 7 pg/mL or less was associated with increased survival compared with patients having greater serum EGF concentrations (mean: 14.54 vs. 5.23, respectively; median: 12.43 vs. 4.83 months, respectively).

In addition, an abstract entitled, “Optimized Phase I-II Trial Design for Vaccination with Epidermal Growth Factor (EGF): Effect on Immunogenicity and Safety,” E. Neninger, et al., was published in the proceedings of the ASCO 2004 Annual Meeting and summarized preliminary results from a clinical trial designed to improve immunogenicity by altering the immunization schedule. In this trial, 16 advanced-stage NSCLC patients received SAI-EGF prior to and following their chemotherapy regimen. All patients seroconverted and a ten-fold increase in maximum antibody titers (geometric mean) was observed compared with prior studies where immunization began after chemotherapy. Importantly, the immunization schedule maintained antibody titers during chemotherapy. As in previous studies, SAI-EGF was well-tolerated and there were no serious adverse events reported.

Specific Active Immunotherapy and the EGFR Pathway
 Dysregulation of the EGFR pathway is associated with the spread of tumors (metastases), decreased survival, and decreased effectiveness of chemotherapy and radiotherapy. Increased stimulation of the EGFR pathway may occur as a direct result of over-expression of EGFR, epidermal growth factor (EGF), or transforming growth factor-alpha (TGF-α). EGF and TGF-α are proteins that bind to and activate EGFR. Some cancerous cells secrete EGF and TGF-α which, in turn, fuel their growth and proliferation by increased activation of the EGFR pathway. The importance of the EGFR signaling pathway in the treatment of cancer is supported by recent FDA approvals of products targeting this pathway and by promising clinical results from other EGFR targeted therapies in development. Specific active immunotherapy is an approach in which cells, cell fragments or proteins are utilized as antigens to stimulate the immune system. For example, SAI-EGF stimulates the immune system to develop antibodies that specifically target EGF. In addition to developing antibodies, SAIs may elicit a T cell response. By recruiting the patient’s own immune system, this approach may provide a multi-faceted immune response, resulting in broader activity at the target with corresponding biologic effects on tumor growth and proliferation. SAIs are also typically well tolerated.

About CancerVax Corporation (www.cancervax.com)
 CancerVax Corporation is a biotechnology company focused on the research, development and commercialization of novel biological products for the treatment and control of cancer. The Company’s lead product candidate, Canvaxin™, is one of a new class of products being developed in the area of specific active immunotherapy, also known as therapeutic cancer vaccines. Canvaxin™ is currently being studied in two international Phase 3 clinical trials for the treatment of patients with Stage III or Stage IV, or advanced-stage, melanoma. The Company is also finalizing the design of exploratory Phase 2 clinical trials for patients with other advanced-stage solid tumors (e.g., colon, renal, glioma). CancerVax also plans to identify and develop new product candidates based on its proprietary specific active immunotherapy, anti-angiogenesis and T-oligonucleotide, or telomere homolog oligonucleotide, technology platforms, as well as on its human monoclonal antibody technology. CancerVax’s corporate headquarters and research and development facility is located in Carlsbad, California and its biologics manufacturing facility is located in the Los Angeles, California area.

Forward-Looking Statements
 CancerVax cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements. The inclusion of forward-looking statements should not be regarded as a representation by CancerVax that any of its plans will be achieved. Actual results may differ materially from those set forth in this release due to the risks and uncertainties inherent in

CancerVax’s business including, without limitation, statements about: the potential for its product candidates to result in marketable products; difficulties or delays in research, development, testing, obtaining regulatory approval, producing and marketing its technologies and product candidates; unexpected adverse side effects or inadequate therapeutic efficacy of its product candidates that could delay or prevent product development or commercialization, or that could result in recalls or product liability claims; the scope and validity of patent protection for its product candidates; its ability to meet product candidate development objectives; competition from other pharmaceutical or biotechnology companies; its ability to obtain additional financing to support its operations; its ability to attract and retain experienced scientists and management; its ability to obtain the U.S. government approvals necessary to license, test and commercialize, three specific active immunotherapeutic agents that target the epidermal growth factor, or EGF, signal transduction pathways; difficulties in remaining in compliance with the terms and conditions contained in its U.S. government authorizations to enter into such licensing agreements; and other risks detailed in CancerVax’s Securities and Exchange Commission filings, including CancerVax’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003, and its Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2004. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement and CancerVax undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof.

CancerVax® is a registered trademark of CancerVax Corporation.
Canvaxin™ is a trademark of CancerVax Corporation.

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